Exhibit F

EXCLUSIVE ROYALTY FREE PATENT LICENSE AGREEMENT

BETWEEN HYPERSCIENCES, INC AND

ENERGETICX.NET, LLC

for

“Ram accelerator technology”

Contents

Background

3

1.

Definitions.

3

2.

Term

5

3.

Grant of License

5

4.

Applications and Patents

6

5.

Infringement

6

6.

Patent Validity

7

7.

Termination.

8

8.

Release, Indemnification, and Insurance.

9

9.

Warranties

10

10.

Damages

10

11.

Amendment and Waiver

10

12.

Assignment

11

13.

Confidentiality

11

14.

Consent and Approvals.

12

15.

Construction.

12

16.

Enforceability

12

17.

No Third-Party Beneficiaries

12

18.

Language.

12

19.

Notices

13

20.

Patent Marking

13

21.

Publicity

13

22.

Relationship of Parties

14

23.

Relationship with Principal Investigator

14

24.

Security Interest

14

25.

Survival

14

26.

Collection Costs and Attorneys’ Fees

14

27.

Applicable Law

14

28.

Forum Selection

14

29.

Entire Agreement

15

Exhibit A

16

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This exclusive patent license agreement (“Agreement”) is dated and effective as of the date of last signature (the “Effective Date”), and is made between HyperSciences, Inc., a Delaware corporation HSI (“HSI”), and EnergeticX.net, LLC, a Washington limited liability company (“Company”), (individually “Party” or collectively “Parties”).

Background

Certain inventions related to ram accelerator technology were made by Mark Russell, who is a principal in both HSI and Company (“Principal Investigator”);

As assignee of the inventions, HSI owns the patents and patent applications as listed in Section A1 “Licensed Patents” of Exhibit A “Exclusive Patent License Schedule” and HSI has the right to license to others certain rights to such patents and patent applications;

Company desires that HSI grant it an exclusive, royalty free, license to use, develop, and commercialize the inventions claimed in the Licensed Patents in the Field of Use; and

HSI is willing to grant a license on the terms set forth below. The Parties therefore agree as follows:

1.

Definitions.

For purposes of interpreting this Agreement, the following terms have the following meanings ascribed to them:

1.1.

“Affiliate” means a corporation, limited liability company, partnership, limited partnership or other form of business entity which controls, is controlled by, or is under common control of the Company and which has been given a Sublicense by the Company to use the Licensed Patents, and “control” means, with respect to an entity, (a) direct or indirect legal, beneficial or equitable ownership of greater than 50% of the shares of such entity entitled to vote in the election of directors (or in the case of an entity that is not a corporation, for the election of corresponding managing authority), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or the election of a majority of the board of directors or comparable governing body of such entity, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, HSI and Company will not be deemed to be Affiliates.

1.2.

“Confidential Information” means any information or materials (biological, chemical, or otherwise) of the Parties not generally known to the public, including any information comprised of those materials, and including without limitation the inventions covered by the Licensed Patents and Company’s business plans or reports. Confidential Information does not include any information that:

1.2.1.

is or becomes part of the public domain through no fault of receiving Party;

1.2.2.

is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation;

1.2.3.

is publicly released as authorized under this Agreement by a Party its employees or agents;

1.2.4.

is subsequently obtained by a Party from a Third Party who is authorized to have such information; or

1.2.5.

is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

1.3.

“Equity” means common or preferred stock, options, warrants or notes convertible into common stock, or other similar forms of equity ownership of the Company or, if applicable, an Affiliate.

1.4.

“Event of Force Majeure” means an unforeseeable act that wholly prevents a Party from performing one or more of its material duties under this Agreement and that is outside of the reasonable control of the Party. An Event of Force Majeure includes acts of war or of Nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not mean a Party’s inability to obtain a Third Party’s consent to any act or omission.

1.5.

“Field of Use” means all fields of use at or above 100km MSL (Mean Sea Level of Earth), and all necessary terrestrial (including but not necessarily limited to Earth-based ground, underground, underwater and/or in-atmosphere) use for the sole purpose of developing, testing and/or operating any application of use at or above 100km MSL, including but not limited to all terrestrial launched orbital space applications, all terrestrial  launched suborbital applications that have trajectories at or above 100km MSL and all necessary terrestrial  use for the sole purpose of developing and testing any non- terrestrial (at or above 100km MSL) application prior to deployment.

1.6.

“Licensed Patents” means the patents and patent applications (including all provisional, non-provisional, and PCT patent applications, and all national stage and foreign equivalents of the foregoing, accordingly) listed in Section A1 “Licensed Patents” of attached Exhibit A “Exclusive Patent License Schedule”, all divisionals and continuations of these patent applications, all patents issuing from these applications, divisionals, and continuations and any reissues, reexaminations and extensions of these patents and all know how, reports and background information thereof.

1.7.

“Licensed Product” means any product or good or service that is used, made by, made for, sold, transferred, offered for sale, imported or otherwise disposed of during the term of this Agreement and for which use, manufacture, sale, transfer is covered by one or more Valid Claims of the Licensed Patents.

1.8.

“Qualified Financing” means one or more offerings involving unrelated third parties of equity securities (whether common or preferred stock, options, warrants or notes convertible into common stock, or other similar forms of equity ownership depending upon the form of entity) issued for cash (or cash equivalents), the aggregate proceeds of which equals or exceeds the Qualified Offering Proceeds; provided that a Qualified Financing shall refer solely to the first offering (or offerings) in which the Company, or an Affiliate, raises the Qualified Offering Proceeds.

1.9.

“Qualified Offering Proceeds” means $2,000,000 USD.

1.10.

“Sublicense” means the grant by Company or a Sublicensee to a Third Party of any license, option, first right to negotiate, or other right granted under the Licensed Patents, in whole or in part.

1.11.

“Sublicensee” means a Third Party holding a Sublicense under the Licensed Patents.

1.12.

“Territory” means worldwide.

1.13.

“Third Party” means an individual or entity other than HSI and Company.

1.14.

“Valid Claim” means (i) a claim in an issued and unexpired patent included in the Licensed Patents that: (a) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (b) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (c) has not been lost through an interference, reexamination, or reissue proceeding; or (ii) a pending claim of a pending patent application included in the Licensed Patents.

2.

Term.

The term of this Agreement will commence on the Effective Date and, unless terminated earlier as provided in Article 7 “Termination”, will expire on the date on which no Valid Claim in a Licensed Patent is pending or subsisting in any country in the Territory.

3.

Grant of License.

3.1.

Company’s Rights.

3.1.1.

License Grant. Subject to the terms and conditions of this Agreement, including but not limited to the consideration set forth in Section A2 “Consideration” of attached Exhibit A “Exclusive Patent License Schedule,”  HSI hereby grants to Company, and its Affiliates, and Company hereby accepts, an exclusive, non-transferable, royalty-free license to make, have made on Company’s behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory in the Field of Use.  The license granted in this Agreement is limited to the Valid Claims. No provision of this Agreement grants Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Patents in the Field of Use, or to any other HSI-owned technology, patent applications, or patents.

3.1.2.

Sublicenses.  Company has the right, exercisable from time to time during the term of this Agreement, to Sublicense its rights under this Agreement. Company may not grant Sublicensees the right to enforce Licensed Patents. Company shall remain responsible for its obligations under this Agreement, and shall ensure that the Sublicense agreement: i) contains terms and conditions requiring Sublicensee to comply with the applicable terms and conditions under this Agreement (including a release substantially similar to that provided by Company in Section 8.1 “Com pany’s   Release”; a warranty substantially similar to that provided by Company in Section 9.1 “Authority”; HSI disclaimers and exclusions of warranties under Subsections 9.2 “Disclaimers”; and limitations of remedies and damages substantially similar to those provided by Company in Sections 10.1

“Remedy Limitation” and 10.2 “Damage Cap”); and (ii) specifically incorporates provisions of this Agreement regarding obligations pertaining to indemnification, use of names and insurance.

3.1.3 Company will provide HSI with an un-redacted copy of each Sublicense agreement within 30 days of its execution. Company shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the material terms of this Agreement. Any Sublicense made in violation of this Subsection will be void and will constitute an event of default under Subsection

7.1.1 “Breach by Company”.

3.2.

HSI’s Reservation of Rights. HSI reserves all rights not expressly granted to Company under this Agreement.

4.

Applications and Patents.

4.1.

Pre-Agreement Patent Filings and Licensed Product Sales.  Company has reviewed the Licensed Patents and has no basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in the Licensed Patents in existence as of the Effective Date.  Company further represents that, as of the Effective Date, it has not and does not manufacture, have manufactured, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent.

4.2.

Patent Application Filings during the Term of this Agreement.

4.2.1.

Patent Prosecution Decisions. HSI shall be solely responsible for the prosecution of the Licensed Patents, in its sole discretion, including selecting in which countries it wishes patent applications to be filed and prosecuted under this Agreement. HSI shall be the client of record for prosecution of Licensed Patents.

4.2.2.

Maintenance of Licensed Patents. HSI shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.3.

Ownership of the Licensed Patents. No provision of this Agreement grants Company any rights, titles, or interests (except for the grant of license in Subsection 3.1.1 “License Grant” of this Agreement) in the Licensed Patents.

5.

Infringement.

5.1.

Third-Party Infringement of a Licensed Patent.

5.1.1.

Notice of Third Party’s Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing a Licensed Patent in the Field of Use in the Territory, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail all relevant information to which that Party has access or control suggesting infringement of the Licensed Patent.

5.1.2.

Company’s First Right to Settle. During the term of this Agreement, Company has the first right to respond to, defend, and prosecute in its own name and at its own expense actions or suits relating to Licensed Patents in the Field of Use. To enjoy said first right, Company must initiate bona fide action to respond to any alleged infringement within 90 days of learning of said infringement. If required by law, HSI agrees to be joined as a party plaintiff; provided that Company must notify HSI at least 10 days before filing suit and provided that Company shall reimburse HSI for all reasonable legal fees and costs incident thereto. Company shall be entitled to settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of HSI.

5.1.2.1.

Distribution of Proceeds from Settlement. Out of any proceeds from any settlement for infringement of Licensed Patents, Company and HSI are allowed to first recover its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Licensed Patents. Any remaining proceeds will be distributed as follows: i) If Company solely pursues the claim of infringement it shall be entitled to retain 100% of the proceeds from any settlement; and ii) if HSI joins the pursuit of the infringement claim then Company shall retain 75% and shall distribute 25% to HSI.

5.1.3.

HSI Right to Institute Action. If Company fails, within 90 days of learning of an alleged infringement, to secure cessation of the infringement, institute suit against the infringer, or to provide to HSI satisfactory evidence that Company is engaged in bona fide negotiations for the acceptance by infringer of a Sublicense in and to relevant patents in Licensed Patents for the Field of Use, then HSI may, upon written notice to Company, assume full right and responsibility to secure cessation of the infringement including instituting suit against the infringer. If HSI, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, HSI may bring such suit in its own name (or, if required by law, in its and Company’s name) and at its own expense, and Company shall, but at HSI’s expense for Company’s direct associated expenses, fully and promptly cooperate and assist HSI in connection with any such suit.  All  damages, awards, or settlement proceeds, after payment of reasonable attorneys’ fees and other associated costs, arising from such an HSI-initiated action: i) not directly related to the Field of Use will be solely for the account of HSI; and ii) directly related to the Field of Use will be distributed 25% to the Company and 75% to HSI.

5.1.4.

No Obligation to Institute Action. Neither Company nor HSI is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of Licensed Patents.

6.

Patent Validity.

6.1.

Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Patents, the Party having such information shall immediately notify the other Party.

6.2.

Tender to HSI of Third Party Actions.  In the event of Third Party legal action challenging the validity or enforceability of any of the Licensed Patents, HSI, at its sole discretion, shall have the right to assume and control the sole defense of the claim at HSI’s expense.  If HSI opts not to assume and control the sole defense of the claim within 30 days after becoming aware of challenge, Company shall have the right to assume the defense of the claim at its own expense. If HSI opts not to assume and control the sole defense of the claim, Company shall have sole discretion to settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of HSI.

6.3.

Enforceability of Licensed Patents. Notwithstanding challenge by any Third Party, any Licensed Patent will be enforceable under this Agreement until such Licensed Patent is determined to be invalid.

7.

Termination.

7.1.

By HSI.

7.1.1.

Breach by Company. If Company breaches or fails to perform one or more of its material duties under this Agreement, HSI may deliver to Company a written notice of default. HSI may terminate this Agreement by delivering to Company a written notice of termination if the default has not cured in full within 60 days of the delivery to Company of the notice of default.

7.1.2.

Events of Default. HSI may terminate this Agreement by delivering to Company a written notice of termination at least 10 days prior to the date of termination if Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within 60 days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed;  (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents.

7.2.

By Company.  Company may terminate this Agreement at any time by delivering to HSI a written notice of termination at least 60 days prior to the effective date of termination.

7.3.

Effect of Termination.

7.3.1.

License Terminated. After termination of this Agreement, Company shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products.

7.3.2.

Effect of Termination of Sublicenses.  At any time within 30 days following termination of this Agreement, a Sublicensee may notify HSI that it wishes to enter into a direct license with HSI in order to retain its rights to the Licensed Patents granted to it under its Sublicense (such 30-day period following termination, the “Initial Notice Period”). Notwithstanding the foregoing, each Sublicensee’s right to enter into such direct license shall be conditioned upon:

7.3.2.1.

Written Notification to HSI. Such Sublicensee informing HSI in writing, pursuant to Article 19 “Notices”, that it wishes to enter into such direct license with HSI, within the Initial Notice Period;

7.3.2.2.

Sublicensee Good Standing. Such Sublicensee being in good standing with Company under its Sublicense, and such Sublicense not being the subject of a dispute between Sublicensee and Company, or between Company and HSI under this Agreement;

7.3.2.3.

Valid Sublicense. Such Sublicense having been validly entered into by Company and Sublicensee pursuant to the terms of Section 3.1.2 “Sublicenses”;

7.3.2.4.

Sublicensee Certification that Conditions Satisfied.  Such Sublicensee using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in subsections 7.3.3.1 “Written Notification to HSI”, 7.3.3.2 “Sublicensee Good Standing”, and

7.3.3.3 “Valid Sublicense” have been met within 30 days of expiration of the Initial Notice Period (or within such longer period of time as HSI agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by HSI); and

7.3.2.5.

Time Limitations. Such negotiations for a direct license not exceeding 90 days from the end of the 30-day (or longer, if applicable) period described in subsection 7.3.3.4 “Sublicensee Certification that Conditions Satisfied” (subject to extension of said 90-day period by mutual written agreement of HSI and Sublicensee).

HSI may, at its sole discretion, waive any of these requirements.  If all of the conditions set forth in this Section 7.3.2 “Effect of Termination of Sublicenses” are met, then Sublicensee will be granted such direct license by HSI. If any condition set forth in this Section 7.3.2 “Effect of Termination of Sublicenses” is not met, then after expiration of any time period granted to Sublicensee with respect to meeting such condition (for example and to the extent applicable, the Initial Notice Period and/or the periods described in subsections

7.3.2.4 “Sublicensee Certification that Conditions Satisfied” and 7.3.2.5 “Time Limitations”), Sublicensee shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products and HSI shall be free to license or not license Licensed Patents to such Sublicensee according to its sole discretion.

8.

Release, Indemnification, and Insurance.

8.1.

Company’s Release. For itself and its employees, Company hereby releases HSI and its directors, officers, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (ii) the assigning or sublicensing of Company’s rights under this Agreement.

8.2.

Company’s Indemnification. Throughout the term of this Agreement and thereafter, Company shall indemnify, defend, and hold HSI and its directors, officers, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a Sublicensee.

8.3.

Company’s Insurance.

8.3.1.

General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties shall agree in writing, Company shall maintain, and shall cause each Sublicensee to maintain, in full force and effect commercial general liability (CGL) insurance, with single claim limits consistent with industry standards. Such insurance policy will include coverage  for claims that may be asserted by HSI against Company under section 8.2 “Company’s  Indemnification”. Such insurance policy must name HSI as an additional insured and will require the insurer to deliver written notice to HSI at the address set forth in Article 19 “Notices” of this Agreement, at least 45 days prior to the termination of the policy. Company shall deliver to HSI a copy of the certificate of insurance for such policy.

9.

Warranties.

9.1.

Authority. Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

9.2.

Disclaimers.

9.2.1.

General Disclaimers. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION

9.1 “AUTHORITY” OF THIS AGREEMENT, HSI DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED PATENT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.2.2.

Patent Disclaimers. HSI expressly disclaims any warranties concerning and makes no representations:

9.2.2.1.

Patent Issuance. That the Licensed Patent(s) will be approved or will issue;

9.2.2.2.

Licensed Patent Validity/Scope. Concerning the validity or scope of any Licensed Patent; or

9.2.2.3.

Non-Infringement. That the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a Third Party’s patent or violate a Third Party’s intellectual property rights.

10.

Damages.

10.1.

Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL HSI BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

10.2.

Damage Cap. IN NO EVENT WILL HSI’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO HSI HEREUNDER. THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

11.

Amendment and Waiver.

This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent will be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

12.

Assignment.

The rights and licenses granted by HSI in this Agreement are personal to Company and Company shall not assign its interest or delegate its duties under this Agreement without the written consent of HSI; any such assignment or delegation made without written consent of HSI will not release Company from its obligations under this Agreement. The preceding sentence notwithstanding, Company, without the prior approval of HSI, may assign all, but no less than all, its rights and delegate all, but no less than all, its duties under this Agreement to a Third Party provided that:

(i)

the assignment is made to such Third Party as a part of and in connection with (a) the sale  by Company of all but no less than all of its assets to the Third Party, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of Company of a majority interest in Company to the Third Party, or (c) the merger of Company into the Third Party (each of the events described in part (a), (b) or (c) of this paragraph, an “Assignment”),

(ii)

Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Assignment and all obligations under this Agreement to accrue by such Third Party assignee after Assignment, including any and all financial obligations, and

(iii)

no later than 10 days after the close of the transaction pursuant to which such Assignment is made, Company shall provide written notice to HSI of the Assignment, as well as a substitution of parties document, in which such Third Party assignee assumes responsibility for all of Company’s outstanding and future obligations relating to this Agreement. Any assignment made in violation of this Article will be void and will, without further act, cause the immediate termination of this Agreement, effective retroactively to the date of the Assignment.

This Agreement will inure to the benefit of Company and HSI and their respective permitted assignees and trustees.

13.

Confidentiality.

13.1.

Form of transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential.” If disclosing Party communicates Confidential Information in non-written form, it shall reduce such communications to writing, clearly mark it “confidential”, and provide a copy to receiving Party within 30 days of original communication at the address in Article 19 “Notices”. “Confidential Information” does not include information that: (i) the receiving Party can demonstrate it rightfully possessed prior to the Effective Date without obligation of confidentiality; (ii) the receiving Party develops independently without use of any of the disclosing Party’s Confidential Information; (iii) was or becomes available to the receiving Party from a source other than the disclosing Party or its advisors, or any affiliates or representatives thereof, provided that the receiving Party has no reasonable basis for concluding that such information was made available in violation of a confidentiality agreement with the disclosing Party; or (iv) is or becomes publicly available without breach of this Agreement.

13.2.

No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, receiving Party shall not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party shall be permitted to disclose disclosing Party Confidential Information to

(i) actual or potential investors, lenders, consultants, collaborators, Sublicensees,  development partners, or agents which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney as reasonably required.  In no event shall receiving Party, without the disclosing Party’s prior written consent which shall not be unreasonably withheld during the Term of this Agreement, incorporate or otherwise use disclosing Party’s Confidential Information in connection with any patent application filed by or on behalf of receiving Party.  Receiving Party shall restrict the use of disclosing Party’s Confidential Information exclusively to the terms of this Agreement.  Receiving Party shall use reasonable procedures to safeguard disclosing Party’s Confidential Information.  In the case where Company is the receiving Party, Company’s confidentiality obligations will also apply equally to Sublicensees.

13.3.

Disclosure as Required by Law. Either Party shall have the right to disclose the other Party’s Confidential Information as required by law or valid court order, provided that such Party shall inform the Party who owns such Confidential Information prior to such disclosure and shall limit the scope and recipient of disclosure to the extent required by such law or court order.

14.

Consent and Approvals.

Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

15.

Construction.

The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

16.

Enforceability.

If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

17.

No Third-Party Beneficiaries.

No provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee shall have a right to enforce or seek damages under this Agreement.

18.

Language.

Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party hereto elects or is required by the terms of this Agreement to deliver to the other Party hereto will be in English.

19.

Notices.

All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below  or to another address as a Party may designate by notice given pursuant to this article:

If to HSI:

HyperSciences, Inc.

ATTN:  Mike McSherry (Director) or Obie Strickler (GM) C/O Wilson Sonnsini Wilson Sonsini Goodrich & Rosati 701 5th Ave #5100, Seattle, WA 98104  Mike@hypersciences.com, Obie@hypersciences.com

Facsimile No.:

If to Company:

EnergeticX.net, LLC Attn: Mark Russell 1702 S. Rockwood Blvd Spokane, WA 99203 Facsimile No.:

E-mail: mrussell@energeticx.net

20.

Patent Marking.

Company shall mark all material forms of Licensed Product(s) or packaging pertaining thereto made and sold by Company in the United States with patent marking conforming to 35 U.S.C. §287(a), as amended from time to time.  Such marking shall further identify the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Licensed Patents. All Licensed Product(s) shipped to or sold in other countries will be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

21.

Publicity.

HSI shall have the right to report in its customary publications and presentations that HSI and Company have entered into a license agreement for the technology covered by the Licensed Patents and HSI may use Company logos in such publications and presentations provided that HSI does not modify Company’s logos and does not through such use imply any endorsement by Company of HSI.

The Parties will cooperate with one another to review and respond to any press release or similar communication proposed by the other Party regarding the non-confidential subject matter of this Agreement. The specific content and timing of such press releases or similar communication is subject to mutual agreement by the Parties, which will not be unreasonably withheld. Further, HSI and

Company shall issue a joint press release regarding this Agreement, subject to both Party’s review and approval of the specific content thereof, and such press release shall include specific mention of the contributions of HSI personnel and HSI in developing the technology in a prominent portion of the press release. Company shall provide HSI with appropriate quotes for such press release. HSI may post the press release in digital and print publications as well as on HSI’s own website.

22.

Relationship of Parties.

In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party shall have the authority to act for or bind the other Party in any respect.

23.

Relationship with Principal Investigator.

Company and HIS each acknowledge that Principal Investigator is a principal of each Party.

24.

Security Interest.

In no event shall Company grant, or permit any person to assert or perfect, a security interest in Licensed Patents or in Company’s rights under this Agreement.

25.

Survival.

Immediately upon the termination or expiration of this Agreement all Company’s rights under this Agreement will terminate; provided, however, Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement will survive.  The obligations and rights set forth in Sections 7.3 “Effect of Termination” and Articles 8 “Release, Indemnification, and Insurance”, 9 “Warranties”, 10 “Damages”, 13 “Confidentiality”, 27 “Applicable Law” and 28 “Forum Selection” will survive the termination or expiration of this Agreement.

26.

Collection Costs and Attorneys’ Fees.

If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

27.

Applicable Law.

The internal laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

28.

Forum Selection.

A suit, claim, or other action to enforce the terms of this Agreement will be brought exclusively in the state and federal courts of Spokane County, Washington. Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Company or its assets and property.

29.

Entire Agreement.

This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Patents. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Patents.  This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

HyperSciences, Inc.

EnergeticX.net, LLC

By:

By:

 Name:     Mike McSherry    Name:  Mark C. Russell

Title:

Director

Title:

LLC Manager

Date:

5/19/2015

Date:

May 17th, 2015

Exhibit A

Exclusive Patent License Schedule

A1.

Licensed Patents:

Application Serial #	Filing Date	Attorney Docket #	Type	Status	Priority Date	Title
13/841,236	March 15, 2013	834-7001	US Non- Provisional	Pending	March 15, 2013	“Ram Accelerator System” .aka. Orig. Hyperdrill Patent
PCT/US2014 /012317	January 21, 2014	834-7001PCT	PCT – Pat. Coop Treaty filing	Pending	March 15, 2013	“Ram Accelerator System” .aka. Orig. Hyperdrill Patent
14/708,932	May 11, 2015	834-7005 Previous (834- 6005)	US Non- Provisional (May 11, 2015)	Pending	May 13, 2014	“Ram Accelerator System With Endcap”
PCT/US15/3 0320.	May 12, 2015	834-7005PCT Previous (834- 6005)	PCT – Pat. Coop Treaty filing	Pending	May 13, 2014	“Ram Accelerator System With Endcap”
62/067,923	October 23, 2014	834-6006	US Provisional	Pending	October 23, 2014	“Ram Accelerator System With Rail Tube”
62/150,836	April 21, 2015	834-6007	US Provisional	Pending	April 21, 2015	“Ram Accelerator System With Baffle”

A2.

Consideration (Section 3.1.1 “License Grant”):

A2.1

Equity.  In consideration for the rights granted to Company hereunder, Company hereby grants HSI the right to participate in any Qualified Financing of the Company, or an Affiliate if applicable, by purchasing up to forty percent (40%) of the Equity offered in the Qualified Financing.   The Company will provide HSI timely notification upon commencing a financing and shall provide HSI will all relevant offering materials.  HSI shall have thirty (30) days following receiving notice of the financing to commit to participating in said financing. If HSI, within the 30 day period, fails to commit to participating, or    elects to not participate, in the financing, HSI’s right to participate in a Qualified Financing pursuant to this Section A2 shall permanently lapse.

HSI-EX License Agreement

Above 100km